Exhibit 99.1

CARDTRONICS ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2017 RESULTS

ATM operating revenues up 18% for the quarter and 20% for the year

Continues to expand customer relationships with financial institutions

Provides 2018 financial outlook

HOUSTON, February 20, 2018 — Cardtronics plc (Nasdaq: CATM) (“Cardtronics” or the “Company”), the world’s largest ATM owner/operator, announced today its financial and operational results for the quarter and year ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights:

•                  Total revenues of $363.0 million, up 17% (15% on a constant-currency basis) from $309.8 million in the prior year, driven by the DCPayments and Spark acquisitions completed in January 2017.

•                  ATM operating revenues of $346.2 million, up 18% from $294.7 million in the prior year.

•                  GAAP Net Income of $16.0 million, or $0.35 per diluted share, compared to $25.0 million, or $0.54 per diluted share in the prior year.

•                  Adjusted EBITDA of $89.8 million, up 16% from $77.5 million in the prior year.

•                  Adjusted Net Income per diluted share of $0.73 compared to $0.79 in the prior year, impacted by additional interest and depreciation expense from acquisitions completed in January 2017.

•                  Adjusted gross profit margin of 35.3%, approximately flat compared to the prior year.

Full Year 2017 Financial Highlights:

•                  Total revenues of $1.51 billion, up 19% (20% on a constant-currency basis) from $1.27 billion in the prior year, driven by the DCPayments and Spark acquisitions completed in January 2017.

•                  ATM operating revenues of $1.45 billion, up 20% from $1.21 billion in the prior year.

•                  GAAP Net (Loss) of $(145.4) million, or $(3.19) per diluted share, compared to Net Income of $88.0 million in the prior year, or $1.92 per diluted share, impacted by the impairment of the Company’s Australia & New Zealand segment during the third quarter of 2017.

•                  Adjusted EBITDA of $348.6 million, up 9% from $318.9 million in the prior year.

•                  Adjusted Net Income per diluted share of $3.00 compared to $3.26 in the prior year, impacted by additional interest and depreciation expense from acquisitions completed in January 2017.

“2017 represented a dynamic and transitional year for Cardtronics. During the fourth quarter and throughout the year, we expanded our relationships with financial institutions, leveraging our unrivaled retail ATM footprint and breadth of offering. This past quarter was highlighted by new and expanded relationships with our Allpoint and ATM branding surcharge-free solutions. This traditional growth lever was complemented by growth in our new end-to-end ATM managed service solutions for financial institutions. We also continue to be the provider of choice for retailers with ATMs, adding high quality locations with both new and existing merchants, providing convenient consumer cash access,” commented Edward H. West, Cardtronics’ chief executive officer.

Mr. West continued, “Looking ahead to 2018, with our leading ATM platform, we are well positioned to drive growth and become an increasingly important strategic partner to both financial institutions and retailers in our key markets and we look forward to realizing the opportunities ahead. In 2018, we expect to generate increased free cash flows, which we plan to use to reduce debt.”

See Disclosure of Non-GAAP Financial Information in this earnings release for definitions of Adjusted Gross Profit, Adjusted Gross Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, and certain other non-GAAP measures on a constant-currency basis. For additional information, including reconciliations to the most directly comparable financial measure recognized under generally accepted accounting principles in the U.S. (“U.S. GAAP” or “GAAP”), see the supplemental schedules of selected financial information in this earnings release.

U.S. TAX REFORM

On December 22, 2017, the Tax Cuts and Jobs Act (“U.S. Tax Reform”) was enacted and signed into law.  Under U.S. GAAP, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. As a result of U.S. Tax Reform, in the three months ended December 31, 2017, the Company provisionally recognized a one-time net tax benefit totaling $11.6 million. This amount included a one-time tax benefit of $19.4 million due to the re-measurement of net deferred tax liabilities primarily related to the change in the U.S. federal corporate income tax rate from 35% to 21%. Partially offsetting this non-cash book tax benefit, the Company recognized an estimated one-time tax expense on its accumulated undistributed foreign earnings of $7.8 million related to foreign operations under its U.S. business.

2018 OUTLOOK

Below is the Company’s financial outlook for the year ending December 31, 2018:

•                  Revenues of $1.25 billion to $1.29 billion;

•                  GAAP Net Income of $1.0 million to $6.5 million;

•                  Adjusted EBITDA of $250 million to $260 million;

•                  Depreciation and accretion expense of $125 million to $127 million;

•                  Cash interest expense of $36 million to $37 million;

•                  Adjusted Net Income of $63 million to $73 million;

•                  Adjusted Net Income per diluted share of $1.35 to $1.55, based on approximately 46.7 million weighted average diluted shares outstanding; and

•                  Capital expenditures of $110 million.

The Adjusted EBITDA and Adjusted Net Income outlook excludes the impact of certain expenses, as outlined in the reconciliation provided at the end of this earnings release. See Disclosure of Non-GAAP Financial Information in this earnings release for definitions of these Non-GAAP measures. This outlook is based on average foreign currency exchange rates for the year of £1.00 U.K. to $1.35 U.S., $20.00 Mexican pesos to $1.00 U.S., $1.00 Canadian dollar to $0.80 U.S., €1.00 Euros to $1.24 U.S., $1.00 Australian dollar to $0.80 U.S., and R13 South African Rand to $1.00 U.S. Additionally, this outlook is based on an estimated non-GAAP tax rate of 26% to 28% for 2018.

CONFERENCE CALL INFORMATION

The Company will host a conference call today, Tuesday, February 20, 2018, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its financial results for the quarter and year ended December 31, 2017. To access the call, please call the conference call operator at:

Dial in:	(866) 548-4713
Alternate dial-in:	(323) 794-2093

Please call in 15 minutes prior to the scheduled start time and request to be connected to the “Cardtronics Fourth Quarter and Full Year 2017 Earnings Conference Call.” Additionally, a live audio webcast of the conference call will be available online through the investor relations section of the Company’s website at www.cardtronics.com.

A digital replay of the conference call will be available through Wednesday, March 7, 2018, and can be accessed by calling (844) 512-2921 or (412) 317-6671 and entering 4662656 for the conference ID. A replay of the conference call will also be available online through the Company’s website subsequent to the call through March 31, 2018. Prior to the conference call, the Company will post supplemental financial information to its website at www.cardtronics.com.

ABOUT CARDTRONICS (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work, and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs, and the customers they share. Cardtronics provides services to over 230,000 ATMs in North America, Europe, Asia-Pacific, and Africa. Whether Cardtronics is driving foot traffic for top retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

CONTACT INFORMATION

Media Relations	Investor Relations
Nick Pappathopoulos	Dara Dierks
Director — Public Relations	832-308-4975
832-308-4396	ir@cardtronics.com
npappathopoulos@cardtronics.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on the Company and there can be no assurance that future developments affecting the Company will be those that are anticipated. All comments concerning the Company’s expectations for future revenues and operating results are based on its estimates for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and present expectations or projections. Risk factors are described in the Company’s 2016 Form 10-K, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this earnings release, which speak only as of the date of this earnings release. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

DISCLOSURE OF NON-GAAP FINANCIAL INFORMATION

Adjusted Gross Profit, Adjusted Gross Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, and certain GAAP as well as non-GAAP measures on a constant-currency basis represent non-GAAP financial measures provided as a complement to financial results prepared in accordance with GAAP and may not be comparable to similarly-titled measures reported by other companies. The Company uses these non-GAAP financial measures in managing and measuring the performance of its business, including setting and measuring incentive based compensation for management. Management believes that the presentation of these measures and the identification of notable, non-cash, and/or (if applicable in a particular period) certain costs not anticipated to occur in future periods enhance an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between periods in different years.

Adjusted Gross Profit represents total revenues less the total cost of revenues, excluding depreciation, accretion, and amortization of intangible assets. Adjusted Gross Margin is calculated by dividing Adjusted Gross Profit by total revenues. Adjusted EBITDA excludes depreciation, accretion, and amortization of intangible assets as these amounts can vary substantially from company to company within the Company’s industry depending upon accounting methods and book values of assets, capital structures, and the methods by which the assets were acquired. Adjusted EBITDA also excludes share-based compensation expense, acquisition and divestiture-related expenses, certain non-operating expenses, (if applicable in a particular period) certain costs not anticipated to occur in future periods, gains or losses on disposal and impairment of assets, the Company’s obligations for the payment of income taxes, interest expense, and other obligations such as capital expenditures, and includes an adjustment for noncontrolling interests. Adjusted Net Income represents net income computed in accordance with GAAP, before amortization of intangible assets, gains or losses on disposal and impairment of assets, share-based compensation expense, certain other expense amounts, acquisition and divestiture-related expenses, certain non-operating expenses, and (if applicable in a particular period) certain costs not anticipated to occur in future periods (together, the “Adjustments”). Prior to June 30, 2016, Adjusted Net Income was calculated using an estimated long-term, cross-jurisdictional effective cash tax rate of 32%. Subsequent to the redomicile of the Company’s parent company to the U.K., the Company revised the process for determining its non-GAAP tax rate and now utilizes a non-GAAP tax rate derived from the GAAP tax rate adjusted for the net tax effects of the Adjustments, based on the nature and geography of the Adjustments. Additionally, the non-GAAP tax rate excludes a non-recurring net benefit of $11.6 million related to U.S. Tax Reform which is included in the U.S. GAAP tax rate for the three and twelve months ended December 31, 2017. The non-GAAP tax rate for the three and twelve months ended December 31, 2016 excludes a non-recurring benefit of $8.2 million related to the release of a valuation allowance on deferred tax assets in the U.K., which is included in the U.S. GAAP tax rate for those periods. For the three and twelve months ended December 31, 2017, the non-GAAP tax rate used to calculate Adjusted Net Income was approximately 28.6% and 27.7%, respectively. For the three months ended December 31, 2016, the non-GAAP tax rate used to calculate Adjusted Net Income was approximately 29.2%. For the twelve months ended December 31, 2016, the non-GAAP tax rate of 29.1% is a result of 29.2% for the quarter ended December 31, 2016, 24.2% for the quarter ended September 30, 2016, and for the six months ended June 30, 2016, the Company used its previously estimated long-term cross-jurisdictional tax rate of 32%. Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by weighted average diluted shares outstanding. Free Cash Flow is defined as cash provided by operating activities less payments for capital expenditures, including those financed through direct debt, but excluding acquisitions. The Free Cash Flow measure does not take into consideration certain other non-discretionary cash requirements such as mandatory principal payments on portions of the Company’s long-term debt. Management calculates certain GAAP as well as non-GAAP measures on a constant-currency basis using the average foreign currency exchange rates applicable in the corresponding period of the previous year and applying these rates to the measures in the current reporting period. Management uses GAAP as well as non-GAAP measures on a constant-currency basis to assess performance and eliminate the effect foreign currency exchange rates have on comparability between periods.

The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, or financing activities, or other income or cash flow measures prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used herein to the most directly comparable GAAP financial measures are presented in tabular form at the end of this earnings release.

Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2017 and 2016

(In thousands, excluding share, per share amounts, and percentages)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2017	% Change	2016	2017	% Change	2016
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues:
ATM operating revenues	$346,181	17.5%	$294,656	$1,451,372	19.7%	$1,212,863
ATM product sales and other revenues	16,784	10.7	15,166	56,227	7.1	52,501
Total revenues	362,965	17.2	309,822	1,507,599	19.1	1,265,364
Cost of revenues:
Cost of ATM operating revenues (excludes depreciation, accretion, and amortization of intangible assets reported separately below.)	222,123	18.4	187,680	951,670	23.9	768,200
Cost of ATM product sales and other revenues	12,779	6.4	12,014	47,450	3.4	45,887
Total cost of revenues	234,902	17.6	199,694	999,120	22.7	814,087
Operating expenses:
Selling, general, and administrative expenses	42,686	11.5	38,277	174,237	13.3	153,782
Redomicile-related expenses	—	n/m	1,546	782	(94.3)	13,747
Restructuring expenses	2,111	n/m	—	10,354	n/m	—
Acquisition and divestiture-related expenses	3,579	(21.8)	4,575	18,917	98.9	9,513
Goodwill and intangible asset impairment	—	n/m	—	194,521	n/m	—
Depreciation and accretion expense	33,353	52.5	21,868	122,036	34.2	90,953
Amortization of intangible assets	12,443	43.1	8,693	57,866	57.2	36,822
Loss on disposal and impairment of assets	7,105	n/m	556	33,275	n/m	81
Total operating expenses	101,277	34.1	75,515	611,988	100.7	304,898
Income (loss) from operations	26,786	(22.6)	34,613	(103,509)	n/m	146,379
Other expense:
Interest expense, net	9,276	124.4	4,133	35,036	101.8	17,360
Amortization of deferred financing costs and note discount	3,257	12.6	2,893	12,574	9.1	11,529
Other expense	5,254	137.7	2,210	3,524	19.1	2,958
Total other expense	17,787	92.6	9,236	51,134	60.6	31,847
Income (loss) before income taxes	8,999	(64.5)	25,377	(154,643)	n/m	114,532
Income tax (benefit) expense	(6,957)	n/m	418	(9,292)	n/m	26,622
Effective tax rate	(77.3)%		1.6%	6.0%		23.2%
Net income (loss)	15,956	(36.1)	24,959	(145,351)	n/m	87,910
Net income (loss) attributable to noncontrolling interests	2	(120.0)	(10)	(1)	(98.8)	(81)
Net income (loss) attributable to controlling interests and available to common shareholders	$15,954	(36.1)%	$24,969	$(145,350)	n/m %	$87,991

Net income (loss) per common share — basic	$0.35		$0.55	$(3.19)		$1.95
Net income (loss) per common share — diluted	$0.35		$0.54	$(3.19)		$1.92

Weighted average shares outstanding — basic	45,685,325		45,292,386	45,619,679		45,206,119
Weighted average shares outstanding — diluted	46,193,914		45,935,367	45,619,679		45,821,527

Condensed Consolidated Balance Sheets

As of December 31, 2017 and December 31, 2016

(In thousands)

	December 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,370	$73,534
Accounts and notes receivable, net	105,245	84,156
Inventory, net	14,283	12,527
Restricted cash	48,328	32,213
Prepaid expenses, deferred costs, and other current assets	96,106	67,107
Total current assets	315,332	269,537
Property and equipment, net	497,902	392,735
Intangible assets, net	209,862	121,230
Goodwill	774,939	533,075
Deferred tax asset, net	6,925	13,004
Prepaid expenses, deferred costs, and other noncurrent assets	57,756	35,115
Total assets	$1,862,716	$1,364,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of other long-term liabilities	$31,370	$28,237
Accounts payable and other accrued and current liabilities	351,180	285,583
Total current liabilities	382,550	313,820
Long-term liabilities:
Long-term debt	917,721	502,539
Asset retirement obligations	59,920	45,086
Deferred tax liability, net	37,130	27,625
Other long-term liabilities	75,002	18,691
Total liabilities	1,472,323	907,761
Shareholders’ equity	390,393	456,935
Total liabilities and shareholders’ equity	$1,862,716	$1,364,696

SELECTED BALANCE SHEET DETAIL:

Long-term debt:	December 31, 2017	December 31, 2016
	(In thousands)
	(Unaudited)
Revolving credit facility	$122,461	$14,100
1.00% Convertible senior notes (1)	251,973	241,068
5.125% Senior notes (1)	248,038	247,371
5.50% Senior notes (1)	295,249	—
Total long-term debt	$917,721	$502,539

(1)         The 1.00% Convertible Senior Notes due 2020 with a face value of $287.5 million are presented net of the unamortized discount and capitalized debt issuance costs of $35.5 million and $46.4 million as of December 31, 2017 and 2016, respectively. In accordance with GAAP, the estimated fair value of the conversion feature within the Convertible Senior Notes was recorded as additional paid-in capital within equity at issuance. The Convertible Senior Notes are being accreted over the term of the notes to the full principal amount ($287.5 million). The 5.125% Senior Notes due 2022 with a face value of $250.0 million are presented net of capitalized debt issuance costs of $2.0 million and $2.6 million as of December 31, 2017 and December 31, 2016, respectively. The 5.50% Senior Notes due 2025 with a face value of $300.0 million are presented net of capitalized debt issuance costs of $4.8 million as of December 31, 2017.

SELECTED CASH FLOW DETAIL:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Selected cash flow statement amounts:	2017	2016	2017	2016
	(In thousands)
	(Unaudited)	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$53,608	$56,343	$217,892	$270,275

Net cash used in investing activities	(32,716)	(52,801)	(631,217)	(139,203)
Net cash (used in) provided by financing activities	(35,860)	14,193	391,424	(78,942)
Effect of exchange rate changes on cash	4,840	(3,722)	(263)	(4,893)
Net (decrease) increase in cash and cash equivalents	(10,128)	14,013	(22,164)	47,237
Cash and cash equivalents as of beginning of period	61,498	59,521	73,534	26,297
Cash and cash equivalents as of end of period	$51,370	$73,534	$51,370	$73,534

Reconciliation of Net Income (Loss) Attributable to Controlling Interests and Available to Common Shareholders to EBITDA, Adjusted EBITDA, and Adjusted Net Income

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In thousands, excluding share and per share amounts)
Net income (loss) attributable to controlling interests and available to common shareholders	$15,954	$24,969	$(145,350)	$87,991
Adjustments:
Interest expense, net	9,276	4,133	35,036	17,360
Amortization of deferred financing costs and note discount	3,257	2,893	12,574	11,529
Income tax (benefit) expense	(6,957)	418	(9,292)	26,622
Depreciation and accretion expense	33,353	21,868	122,036	90,953
Amortization of intangible assets	12,443	8,693	57,866	36,822
EBITDA	$67,326	$62,974	$72,870	$271,277

Add back:
Loss on disposal and impairment of assets	7,105	556	33,275	81
Other expense (1)	5,254	2,210	3,524	2,958
Noncontrolling interests (2)	(6)	(17)	(25)	(67)
Share-based compensation expense	4,422	5,650	14,395	21,430
Redomicile-related expenses (3)	—	1,546	782	13,747
Restructuring expenses (4)	2,111	—	10,354	—
Acquisition and divestiture-related expenses (5)	3,579	4,575	18,917	9,513
Goodwill and intangible asset impairment (6)	—	—	194,521	—
Adjusted EBITDA	$89,791	$77,494	$348,613	$318,939
Less:
Interest expense, net	9,276	4,133	35,036	17,360
Depreciation and accretion expense (7)	33,352	21,864	122,029	90,927
Adjusted pre-tax income	$47,163	$51,497	$191,548	$210,652
Income tax expense (8)	13,489	15,028	53,084	61,342
Adjusted Net Income	$33,674	$36,469	$138,464	$149,310

Adjusted Net Income per share — basic	$0.74	$0.81	$3.03	$3.30
Adjusted Net Income per share — diluted	$0.73	$0.79	$3.00	$3.26

Weighted average shares outstanding — basic	45,685,325	45,292,386	45,619,679	45,206,119
Weighted average shares outstanding — diluted (9)	46,193,914	45,935,367	46,214,715	45,821,527

(1)         Includes foreign currency translation gains/losses, the revaluation of the estimated acquisition-related contingent consideration payable, and other non-operating costs.

(2)         Noncontrolling interests adjustment made such that Adjusted EBITDA includes only the Company’s ownership interest in the Adjusted EBITDA of one of its Mexican subsidiaries.

(3)         Expenses associated with the Company’s redomicile of its parent company to the U.K., which was completed on July 1, 2016.

(4)         Expenses primarily related to employee severance costs associated with a corporate reorganization and broad initiative to reduce costs implemented in the first quarter of 2017 and certain costs associated with exiting its Poland operations during the fourth quarter of 2017.

(5)         Acquisition and divestiture-related expenses include costs incurred for professional and legal fees and certain other transition and integration-related costs.

(6)         Goodwill and intangible asset impairments related to the Company’s Australia & New Zealand segment.

(7)         Amounts exclude a portion of the expenses incurred by one of its Mexican subsidiaries to account for the amounts allocable to the noncontrolling interest shareholders.

(8)         For the three and twelve months ended December 31, 2017, calculated using an effective tax rate of approximately 28.6% and 27.7%, respectively, which represents the Company’s GAAP tax rate as adjusted for the net tax effects related to the items excluded from Adjusted Net Income and excludes non-recurring tax items related to U.S. Tax Reform. For the three months ended December 31, 2016, the non-GAAP tax rate used to calculate Adjusted Net Income was approximately 29.2%. For the twelve months ended December 31, 2016, the non-GAAP tax rate of 29.1% is a result of 29.2% for the quarter ended December 31, 2016, 24% for the quarter ended September 30, 2016, and for the six months ended June 30, 2016, the Company used its previously estimated long-term cross-jurisdictional tax rate of 32%. See Disclosure of Non-GAAP Financial Information in this earnings release for further discussion.

(9)         Consistent with the positive Adjusted Net Income, the Adjusted Net Income per diluted share amounts have been calculated using the diluted shares outstanding that would have resulted from positive GAAP Net Income, if applicable.

Reconciliation of GAAP Revenue to Constant-Currency Revenue

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited)

	Three Months Ended
	December 31,
	2017			2016	% Change
Europe & Africa revenue:	U.S. GAAP	Foreign Currency Impact	Constant - Currency	U.S. GAAP	U.S. GAAP	Constant - Currency
		(In thousands)
ATM operating revenues	$102,403	$(6,183)	$96,220	$85,515	19.7%	12.5%
ATM product sales and other revenues	2,444	(118)	2,326	1,237	97.6	88.0
Total revenues	$104,847	$(6,301)	$98,546	$86,752	20.9%	13.6%

	Twelve Months Ended
	December 31,
	2017			2016	% Change
	U.S. GAAP	Foreign Currency Impact	Constant - Currency	U.S. GAAP	U.S. GAAP	Constant - Currency
		(In thousands)
ATM operating revenues	$396,229	$16,091	$412,320	$361,967	9.5%	13.9%
ATM product sales and other revenues	8,603	274	8,877	5,443	58.1	63.1
Total revenues	$404,832	$16,365	$421,197	$367,410	10.2%	14.6%

	Three Months Ended
	December 31,
	2017			2016	% Change
Consolidated revenue:	U.S. GAAP	Foreign Currency Impact	Constant - Currency	U.S. GAAP	U.S. GAAP	Constant - Currency
		(In thousands)
ATM operating revenues	$346,181	$(6,609)	$339,572	$294,656	17.5%	15.2%
ATM product sales and other revenues	16,784	(121)	16,663	15,166	10.7	9.9
Total revenues	$362,965	$(6,730)	$356,235	$309,822	17.2%	15.0%

	Twelve Months Ended
	December 31,
	2017			2016	% Change
	U.S. GAAP	Foreign Currency Impact	Constant - Currency	U.S. GAAP	U.S. GAAP	Constant - Currency
		(In thousands)
ATM operating revenues	$1,451,372	$15,480	$1,466,852	$1,212,863	19.7%	20.9%
ATM product sales and other revenues	56,227	228	56,455	52,501	7.1	7.5
Total revenues	$1,507,599	$15,708	$1,523,307	$1,265,364	19.1%	20.4%

Reconciliation of Gross Profit Inclusive of Depreciation, Accretion, and Amortization of Intangible Assets to Adjusted Gross Profit

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In thousands, excluding percentages)
Total revenues	$362,965	$309,822	$1,507,599	$1,265,364
Total cost of revenues (1)	234,902	199,694	999,120	814,087
Total depreciation, accretion, and amortization of intangible assets excluded from Total cost of revenues	36,093	25,105	148,004	107,524
Gross profit inclusive of depreciation, accretion, and amortization of intangible assets	$91,970	$85,023	$360,475	$343,753
Gross profit % (inclusive of depreciation, accretion, and amortization of intangible assets)	25.3%	27.4%	23.9%	27.2%
Total depreciation, accretion, and amortization of intangible assets excluded from gross profit	$36,093	$25,105	$148,004	$107,524
Adjusted Gross Profit exclusive of depreciation, accretion, and amortization of intangible assets	$128,063	$110,128	$508,479	$451,277
Adjusted Gross Profit % (exclusive of depreciation, accretion, and amortization of intangible assets)	35.3%	35.5%	33.7%	35.7%

(1)         The Company presents the Total cost of revenues in the Company’s Consolidated Statements of Operations exclusive of depreciation, accretion, and amortization of intangible assets.

Reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share on a Non-GAAP basis to Constant-Currency

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited)

	Three Months Ended
	December 31,
	2017			2016	% Change
	Non - GAAP (1)	Foreign Currency Impact	Constant - Currency	Non - GAAP (1)	Non - GAAP (1)	Constant - Currency
	(In thousands)
Adjusted EBITDA	$89,791	$(2,250)	$87,541	$77,494	15.9%	13.0%

Adjusted Net Income	$33,674	$(1,033)	$32,641	$36,469	(7.7)%	(10.5)%

Adjusted Net Income per share — diluted (2)	$0.73	$(0.02)	$0.71	$0.79	(7.6)%	(10.1)%

	Twelve Months Ended
	December 31,
	2017			2016	% Change
	Non - GAAP (1)	Foreign Currency Impact	Constant - Currency	Non - GAAP (1)	Non - GAAP (1)	Constant - Currency
	(In thousands)
Adjusted EBITDA	$348,613	$4,554	$353,167	$318,939	9.3%	10.7%

Adjusted Net Income	$138,464	$2,083	$140,547	$149,310	(7.3)%	(5.9)%

Adjusted Net Income per share — diluted (2)	$3.00	$0.04	$3.04	$3.26	(8.0)%	(6.7)%

(1)         As reported on the Company’s Reconciliation of Net Income Attributable to Controlling Interests and Available to Common Shareholders to EBITDA, Adjusted EBITDA, and Adjusted Net Income, see Disclosure of Non-GAAP Financial Information in this earnings release for further discussion.

(2)         Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by the weighted average diluted shares outstanding of 46,193,914 and 45,935,367 for the three months ended December 31, 2017 and 2016, respectively, and 46,214,715 and 45,821,527 for the twelve months ended December 31, 2017 and 2016, respectively. Consistent with the positive Adjusted Net Income, the Adjusted Net Income per diluted share amounts have been calculated using the diluted shares outstanding that would have resulted from positive GAAP Net Income.

Reconciliation of Free Cash Flow

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In thousands)
Net cash provided by operating activities	$53,608	$56,343	$217,892	$270,275
Payments for capital expenditures:
Net cash used in investing activities, excluding acquisitions and divestitures	(32,716)	(49,832)	(144,140)	(125,882)
Free cash flow	$20,892	$6,511	$73,752	$144,393

Reconciliation of Estimated Net Income to EBITDA, Adjusted EBITDA, and Adjusted Net Income

For the Year Ending December 31, 2018

(In millions, excluding per share amounts)

(Unaudited)

	Estimated Range Full Year 2018 (1)
Net Income	$1.0	$6.5
Adjustments:
Interest expense, net	36.0	37.0
Amortization of deferred financing costs and note discount	14.0	14.0
Income tax expense	1.0	5.5
Depreciation and accretion expense	127.0	125.0
Amortization of intangible assets	46.0	47.0
EBITDA	$225.0	$235.0

Add Back:
Share-based compensation expense	17.0	17.0
Acquisition-related expenses	3.0	3.0
Restructuring expenses	5.0	5.0
Adjusted EBITDA	$250.0	$260.0
Less:
Interest expense, net	36.0	37.0
Depreciation and accretion expense	127.0	125.0
Income tax expense (2)	24.2	25.5
Adjusted Net Income	$62.8	$72.5

Adjusted Net Income per share — diluted	$1.35	$1.55

Weighted average shares outstanding — diluted	46.7	46.7

(1)         See Disclosure of Non-GAAP Financial Information in this earnings release for definitions of the non-GAAP measures included in this table.

(2)         Calculated using the Company’s estimated non-GAAP tax rate of approximately 26% to 28%, as adjusted for items excluded from Adjusted Net Income, see Disclosure of Non-GAAP Financial Information in this earnings release for further discussion.

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries.

All other trademarks are the property of their respective owners.

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